Putnam Absolute Return 500 Fund, 10/31/11, annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	7,065
Class B	  447
Class C	2,230

72DD2 (000s omitted)

Class M	   99
Class R	   22
Class Y	3,651

73A1

Class A	0.2324
Class B	0.1694
Class C	0.1704

73A2

Class M	0.1824
Class R	0.2144
Class Y	0.2534


74U1	(000s omitted)

Class A	37,789
Class B	 3,153
Class C	17,137

74U2	(000s omitted)

Class M	   709
Class R	   132
Class Y	17,333

74V1

Class A	10.89
Class B	10.75
Class C	10.74

74V2

Class M	10.80
Class R	10.83
Class Y 10.94

Item 61
Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semimonthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.